                                     FOR:    The Mexico Fund, Inc.

                                  CONTACT:   Eduardo Solano
                                             The Mexico Fund, Inc.
                                             011-52-55-5282-8900

                       INVESTOR RELATIONS:   Gordon McCoun
                                             Media: Brian Maddox
                                             Morgen-Walke Associates
                                             212-850-5600

FOR IMMEDIATE RELEASE
---------------------

        MEXICO FUND PUBLISHES LIST OF PORTFOLIO SECURITIES IN CONNECTION
                         WITH IN-KIND REPURCHASE OFFER

        - Repurchase Offer Expires Today at 5:00 PM New York City Time -

Washington, D.C., June 7, 2002 -- The Mexico Fund, Inc. (NYSE: MXF) released today the composition of its investment portfolio as of the close of business on June 6, 2002 in connection with the Fund's first in-kind repurchase offer, which began on May 8, 2002 and expires at 5:00 p.m. New York City time today.

The Repurchase Offer is an offer to repurchase from shareholders up to 100% of the Fund's issued and outstanding shares of common stock at 98% of the Fund's per share net asset value at the close of business on the expiration date of the Repurchase Offer in exchange for portfolio securities of the Fund. Shareholders are not required to participate in the Repurchase Offer and may continue to purchase and sell Fund shares in cash transactions on the New York Stock Exchange. The Repurchase Offer is not a liquidation of the Fund.

Shareholders who choose to participate in the Fund's in-kind repurchase offer will receive a pro-rata portion of each of the securities provided in the table below (except for Grupo Financiero Scotiabank Inverlat, S.A. de C.V., as well as the Repurchase Agreements and the amounts in "Other Assets in Excess of Liabilities," both of which will be converted and distributed as cash) equal in value on the expiration date to the number of shares of the Fund submitted by the shareholder for repurchase, multiplied by 98% of the Fund's net asset value per share in U.S. dollars determined at the close of the regular trading session of the New York Stock Exchange today as adjusted to eliminate distribution of fractional shares and/or odd lots, which will be rounded up or down.

The value and the percentage of the Fund's net assets represented by each of the portfolio securities distributed as proceeds may decrease or increase between the expiration date of the Repurchase Offer and the actual receipt of the portfolio securities distributed as proceeds.

                                    - MORE -

Shareholders desiring to participate in the Repurchase Offer must comply with the terms of the Repurchase Offer, which includes providing information regarding a brokerage or custodial account in Mexico to receive the portfolio securities, and submission of information necessary for tax purposes. The Repurchase Offer will generally be a taxable transaction for participating shareholders.

The terms and conditions of the Repurchase Offer are set forth in the Fund's Repurchase Offer Statement dated May 8, 2002 and the related Letter of Transmittal which were mailed to shareholders of record of the Fund as of April 30, 2002, although any shareholder holding Fund shares on the expiration date may participate in the Repurchase Offer. Questions and requests for assistance or for copies of the Repurchase Offer Statement, Letter of Transmittal, and any other Repurchase Offer documents should be directed to the Information Agent for the Repurchase Offer, Morrow & Co., Inc. at 800-607-0088.

This announcement is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. The Repurchase Offer is made only by the Repurchase Offer Statement and the related Letter of Transmittal. Holders of Fund shares are urged to read these documents carefully because they contain important information. These and other filed documents are available to investors free of charge both at www.sec.gov and from the Fund. The Repurchase Offer is not being made to, nor will submissions be accepted from, or on behalf of, holders of shares in any jurisdiction in which making or accepting the Repurchase Offer would violate that jurisdiction's laws.

For further information, contact the Fund's Investor Relations office at 011-52-55-5282-8900, or by email at investor-relations@themexicofund.com.

The Mexico Fund, Inc. is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Mexico Fund or any other person that the events or circumstances described in such statement are material.


                                - TABLE FOLLOWS -

The Mexico Fund, Inc.
Schedule of Investments as of June 6, 2002 (Unaudited)



                                                                                                          Percent of
                                                                                                              Net
      Shares                                                                                                 Assets
       Held        Common Stock (95.82%)                                             Series     Value (1)      (1)
                   Cement Industry
        17,190,491 Cemex, S.A. de C.V.                                                CPO       $97,751,575    11.86%

                   Communications
        19,000,000 America Movil, S.A. de C.V.                                          A        15,645,458      1.90
        75,760,000 America Movil, S.A. de C.V.                                          L        59,516,858      7.22
        19,100,300 America Telecom, S.A. de C.V.                                       A1        13,696,103      1.66
        19,100,300 Carso Global Telecom, S.A. de C.V.                                  A1        23,601,844      2.86
        25,000,000 Grupo Iusacell, S.A.de C.V.                                          V         5,677,169      0.69
        20,900,014 Grupo Televisa, S.A.                                               CPO        41,239,901      5.01
        24,000,000 TV Azteca, S.A. de C.V.                                            CPO        11,022,913      1.34
        19,000,000 Telefonos de Mexico, S.A. de C.V.                                    A        31,582,447      3.83
        67,761,200 Telefonos de Mexico, S.A. de C.V.                                    L       111,595,266     13.54
                                                                                           ----------------   -------
                                                                                                313,577,959     38.05
                   Financial Groups
        48,873,109 Grupo Financiero BBVA Bancomer, S.A. de C.V.                         O        41,144,199      4.99
         6,292,600 Grupo Financiero Banorte, S.A. de C.V.                               O        14,115,867      1.71
        14,481,000 Grupo Financiero Inbursa, S.A. de C.V.                               O        14,797,994      1.80
         1,412,500 Grupo Financiero Scotiabank Inverlat, Recovery Trust                           -              0.00
                                                                                            ---------------   -------
                                                                                                 70,058,060      8.50
                   Food,Beverages and Tobacco
         9,957,099 Fomento Economico Mexicano, S.A. de C.V.                           UBD        40,690,068      4.94
        12,507,400 Grupo Bimbo, S.A. de C.V.                                            A        28,479,411      3.45
        12,596,900 Grupo Modelo, S.A. de C.V.                                           C        31,311,852      3.80
                                                                                           ----------------   -------
                                                                                                100,481,331     12.19
                   Holding Companies
         8,500,000 Alfa, S.A. de C.V.                                                   A        15,441,899      1.87
         5,296,100 Corporacion Interamericana de Entretenimiento, S.A. de C.V.          B        10,840,319      1.32
         7,171,000 Desc, S.A. de C.V.                                                   B         4,364,510      0.53
         5,761,700 Grupo Carso, S.A. de C.V.                                           A1        16,962,124      2.06
         4,455,400 Vitro, S.A.                                                          A         5,519,118      0.67
                                                                                            ---------------   -------
                                                                                                 53,127,970      6.45
                   Housing
         6,968,200 Consorcio ARA, S.A. de C.V.                                          *        11,540,012      1.40
         9,000,000 Empresas ICA, Sociedad Controladora, S.A. de C.V.                    *         2,899,959      0.35
                                                                                            ---------------   -------
                                                                                                 14,439,971      1.75
                   Pulp and Paper
         9,799,480 Kimberly-Clark de Mexico, S.A. de C.V.                               A        27,535,977      3.34


                                                            - TABLE CONTINUES -

                                                                                                             Percentof
                                                                                                                Net
      Shares                                                                                                   Assets
       Held        Common Stock                                                    Series       Value (1)       (1)

                   Retail Stores
     6,421,000     Controladora Comercial Mexicana, S.A. de C.V.                     UBC      $   4,367,804     0.53%
    11,839,800     Grupo Elektra, S.A. de C.V.                                       CPO         11,021,090      1.34
    13,552,893     Wal-Mart de Mexico, S.A. de C.V.                                    C         33,715,871      4.09
    21,627,000     Wal-Mart de Mexico, S.A. de C.V.                                    V         63,624,439      7.72
                                                                                              -------------   -------
                                                                                                112,729,204     13.68
                   Total Common Stock                                                         $ 789,702,047     95.82%


                   Short-Term Securities (4.15%)

Repurchase         BBVA Bancomer, S.A., 6.90%, dated 06/05/02, due 06/06/02,
Agreements            repurchase price $33,714,920, collateralized by Bonos del
                      Gobierno Federal                                                        $  33,708,459      4.09%
                   Comerica Bank, 1.70%, dated 06/05/02, due 06/06/02,
                      repurchase price $486,338, collateralized by U.S.
                      Government Agency Securities                                                  486,315      0.06
                                                                                              -------------   -------
                   Total Short-Term Securities                                                   34,194,774      4.15
                   Total Investments                                                            823,896,821     99.97
                   Other Assets in Excess of Liabilities                                            216,261      0.03
                                                                                              -------------   -------
                   Net Assets Equivalent to  $18.13 per share on  45,456,232 shares of
                       capital stock outstanding                                              $ 824,113,082    100.00%
                                                                                              =============   =======

 (1) The percentage and value that the securities represent as part of the Fund are subject to fluctuation as a result of market activity.



                            - END OF PRESS RELEASE -